EXHIBIT 99.1

F E L C O R	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933 P 972.444.4900 F 972.444.4949 www.felcor.com NYSE: FCH
L O D G I N G
T R U S T

For Immediate Release:

TOM CORCORAN APPOINTED AS CHAIRMAN OF THE BOARD

OF FELCOR LODGING TRUST

IRVING, Texas...February 7, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced that its Board of Directors has appointed Thomas J. Corcoran, Jr., as Chairman of the Board. With this appointment, Mr. Corcoran concurrently received a five-year employment agreement with FelCor. The Company also has announced Donald J. McNamara will resign his position as Chairman but remain on FelCor’s Board of Directors. In addition, Michael D. Rose will resign from the Board of Directors of FelCor effective February 7, 2006.

“I am proud to have led FelCor from its early days to its position today in the industry as one of the nation’s largest REITs. When my partner Hervey Feldman and I started FelCor in the early ‘90s, our vision was to create a company that focused on, and executed, a value-added strategy for our shareholders, employees and hotels. At the same time, we wanted FelCor to be a company that fostered an entrepreneurial spirit, a culture of working together as a family and having fun. I am very pleased at all that we have accomplished over the years,” said Tom Corcoran. “I will always feel a great sense of proprietorship for FelCor and have never been more optimistic about its future.”

Mr. Corcoran co-founded FelCor, Inc. in 1991 with Hervey Feldman, and has served as President and CEO since the Company’s formation. In 1994, FelCor went public with a market capitalization of approximately $120 million as a hotel REIT. In 1996, the Company listed on the New York Stock Exchange as FCH and in 1998, changed its name to FelCor Lodging Trust Incorporated.

During Mr. Corcoran’s tenure as CEO, FelCor grew from six hotels to a nationally-branded portfolio of 117 hotels. From its early days as a “Suite REIT,” comprised of Embassy Suites Hotels® and Doubletree Guest Suites® hotels, FelCor’s portfolio has grown to include global brands, including Hilton®, Sheraton®, Westin® and Holiday Inn®, with a market capitalization of $3.2 billion.

-more-

FelCor Appoints Tom Corcoran Chairman of the Board

February 7, 2006

Mr. Corcoran has more than 30 years experience in the hospitality industry. His board appointments include: Board of Trustees for the American Hotel Foundation; Secretary/Treasurer of the American Hotel & Lodging Association (AH&LA); Co-chair of AH&LA’s Industry Real Estate Financing Advisory Council; Chairman of Embassy Suites’ Advisory Council to Hilton Hotels; and Vice Chairman of the Board of the International Association of Holiday Inns.

“This is a very exciting time for our industry. We successfully weathered the impact of

9-11, a three-year period of declining revenues and occupancies, and emerged as not only a survivor, but stronger than ever. The future is very bright,” Mr. Corcoran added.

Mr. Corcoran’s long history of management in the lodging and food service industries began with Brock Hotel Corporation in Topeka, KS. During his 11 years with Brock, Mr. Corcoran’s roles in the company included President and Chief Executive Officer and a member of the board of directors of Chuck E. Cheese Entertainment, Inc.

Mr. Corcoran is a graduate of Washburn University where he received a Juris Doctorate.

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 117 hotels, located in 28 states and Canada. FelCor owns 64 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels and Doubletree Guest Suites hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree, Hilton, Sheraton, Westin and Holiday Inn. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Thomas J. Corcoran, Chairman of the Board	(972) 444-4901	tcorcoran@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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